UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION
13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 24, 2006

FIVE STAR QUALITY CARE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or other jurisdiction
of incorporation)

Commission File No. 1-16817	04-3516029
(IRS Employer
Identification No.)

400 Centre Street, Newton, Massachusetts	02458
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 796-8387

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02. Unregistered Sales of Equity Securities

On October 18, 2006, we sold $126.5 million aggregate principal amount of 3.75% Convertible Senior Notes due 2026, or the Notes, which included the exercise of the initial purchasers’ option to purchase an additional $16.5 million aggregate principal amount of the Notes solely to cover over-allotments. Our net proceeds from the offering, after deducting the initial purchasers’ discounts and commissions and the estimated offering expenses payable by us, are approximately $122.6 million.

The Notes and the shares of our common stock, par value $0.01 per share, or Common Shares, issuable upon the conversion of the Notes have not been registered under the Securities Act of 1933, as amended, or the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. We offered and sold the Notes to the initial purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The initial purchasers then sold the Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act.

The Notes are governed by an indenture, dated as of October 18, 2006, or the Indenture, between us, certain of our domestic subsidiaries who are guaranteeing the Notes, as further described below, and U.S. Bank National Association, as Trustee, or the Trustee.

The initial purchasers and their affiliates have in the past provided and may from time to time in the future provide certain commercial banking, financial advisory, investment banking and other services for us, our subsidiaries and our affiliates, for which they have received and will be entitled to receive separate fees.

Holders may convert their Notes into Common Shares at any time, subject to prior maturity, redemption or repurchase. The initial conversion rate, which is subject to adjustment, is 76.9231 Common Shares per $1,000 principal amount of Notes. This represents an initial conversion price of $13.00 per share. A holder that surrenders Notes for conversion in connection with a “make-whole fundamental change”, as defined in the Indenture, that occurs before October 20, 2011 may in some circumstances be entitled to an increased conversion rate.

We will pay 3.75% interest per annum on the principal amount of the Notes, payable semi-annually in arrears on April 15 and October 15 of each year, starting on April 15, 2007, to holders of record at the close of business on the preceding April 1 and October 1, respectively. The Notes will mature on October 15, 2026, unless earlier redeemed, repurchased or converted.

On or after October 20, 2011, we may, at any time and from time to time, at our option redeem the Notes, in whole or in part, at a redemption price in cash equal to 100% of the principal amount of the Notes we redeem, plus any accrued and unpaid interest to, but excluding the redemption date.

On each of October 15, 2013, October 15, 2016 and October 15, 2021, holders of the Notes may require us to purchase all or a portion of their Notes at a purchase price in cash equal to 100% of the principal amount of the Notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date.

If a “fundamental change”, as defined in the Indenture, occurs, holders of the Notes may require us to repurchase all or a portion of their Notes for cash at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the repurchase date.

The Notes will be guaranteed on a senior unsecured basis by certain of our domestic wholly owned subsidiaries. However, most of our subsidiaries will not be guarantors. We may release our subsidiary guarantors from all obligations under their respective guarantees under certain circumstances.

The Notes and the subsidiary guarantees will be our and our subsidiary guarantors’ senior unsecured obligations and will rank equally with all of our and our subsidiary guarantors’ existing and future senior unsecured indebtedness. The Notes will be effectively subordinated to all of our and our subsidiary guarantors’ existing and future secured indebtedness and will be structurally subordinated to all existing and future liabilities of our non-guarantor subsidiaries.

In addition to the foregoing, the Indenture contains customary events of default.

In connection with the sale of the Notes, we and our subsidiary guarantors entered into a registration rights agreement, dated as of October 18, 2006, with the initial purchasers, or the Registration Rights Agreement. Under the Registration Rights Agreement, we agreed to (1) file, within 90 days of the date on which we issued the Notes, a shelf registration statement relating to the resale of the Notes and the underlying Common Shares; and (2) use our reasonable best efforts to cause such registration statement to become effective under the Securities Act within 180 days after the date on which we issued the Notes. We are obligated to pay additional interest on the Notes if we do not satisfy certain of our obligations under the Registration Rights Agreement within the time periods specified therein.

A copy of the Indenture and the Registration Rights Agreement are attached hereto as Exhibit 4.1 and 4.2, respectively, and are incorporated herein by reference. This Current Report on Form 8-K contains only a summary of certain provisions of the Indenture and the Registration Rights Agreement. The summaries do not purport to be complete and are qualified in their entirety by reference to those documents, which are filed as exhibits hereto. The Registration Rights Agreement contains representations, warranties and other provisions that were made or agreed to, among other things, to provide the parties thereto with specified rights and obligations and to allocate risk among them. Accordingly, the Registration Rights Agreement should not be relied upon as constituting a description of the state of affairs of any of the parties thereto or their affiliates at the time it was entered into or otherwise.

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.
4.1
Indenture related to the 3.75% Convertible Senior Notes due 2026, dated as of October 18, 2006, by and among Five Star Quality Care, Inc., each of the guarantors named therein and U.S. Bank National Association, as Trustee.

4.2	Registration Rights Agreement, dated as of October 18, 2006, by and among Five Star Quality Care, Inc., each of the guarantors named therein and the Initial Purchasers named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIVE STAR QUALITY CARE, INC.

By: /s/ Bruce J. Mackey Jr.
Name: Bruce J. Mackey Jr.
Title: Treasurer and Chief Financial Officer

Date: October 24, 2006